*150101*

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

# Certificate of Designation
(PURSUANT TO NRS 78.1955)

| Filed in the office of | Document Number 00003936849-12 |
|---|---|
| Ross Miller Secretary of State State of Nevada | Filing Date and Time 06/11/2013 10:56 AM |
| | Entity Number E0782792008-0 |

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

BNET MEDIA GROUP, INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Certificate of Designation of the Rights, Preferences, Privileges and Restrictions, which have not been set forth in the Certificate of Incorporation or in any amendment thereto, of the Series A Preferred Stock of Bnet Media Group, Inc.

The undersigned, Gerald E. Sklar, does hereby certify that:
A. He is the President and Chief Executive Officer of Bnet Media Group, Inc., a Nevada corporation (the "Company")

[continued on attached]

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X Gerald E Sklar

Signature of Officer

**Filing Fee: $175.00**

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*

Nevada Secretary of State Stock Designation
Revised: 3-6-09

**CERTIFICATE OF DESIGNATION**
**OF THE RIGHTS, PREFERENCES, PRIVILEGES**
**AND RESTRICTIONS, WHICH HAVE NOT BEEN SET**
**FORTH IN THE CERTIFICATE OF INCORPORATION**
**OR IN ANY AMENDMENT THERETO,**
**OF THE**
**SERIES A PREFERRED STOCK**
**OF**
**BNET MEDIA GROUP, INC.**

The undersigned, Gerald E. Sklar, does hereby certify that:

A. He is the President and Chief Executive Officer of Bnet Media Group, Inc., a Nevada corporation (the "Company").

B. Pursuant to the Unanimous Written Consent of the Board of Directors and Majority Consent of Shareholders of the Company dated June 6, 2013, the Board of Directors duly adopted and the Shareholders approved the following resolutions:

WHEREAS, the Certificate of Incorporation of the Company authorizes a class of stock designated as Preferred Stock, with a par value of $0.001 per share (the "Preferred Class"), comprising One Hundred Million (100,000,000) shares and provides that the Board of Directors of the Company may fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption, redemption price or prices, and liquidation preferences, if any, of the Preferred Class;

WHEREAS, the Corporation has not previously established any series of preferred stock;

WHEREAS, the Board of Directors believes it is in the best interests of the Company to create a series of preferred stock consisting of Twenty Million (20,000,000) shares and designated as the "Series A Preferred Stock" having certain rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, privileges, restrictions and other matters relating do the Series A Preferred Stock as follows:

1. <u>Definitions.</u> For purposes of this Certificate of Designation, the following definitions shall apply:

1.1 "Available Funds and Assets" shall have the meaning set forth in Section 3.

1.2 "Board" shall mean the Board of Directors of the Company.

1.3 "Common Stock" shall mean the Common Stock, $0.001 par value per share, of the Company.

1.4 "Common Stock Dividend" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.5 "Company" shall mean Bnet Media Group, Inc., a Nevada corporation.

1.6 "Conversion Date" shall have the meaning set forth in Section 4.

1.7 "Distribution" shall mean the transfer of cash or property by the Company to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Company's stock).

1.8 "Original Issue Date" shall mean the date on which the first share of Series A Preferred Stock is issued by the Company.

1.9 "Original Issue Price" shall mean $0.001 per share for the Series A Preferred Stock.

1.10 "Series A Preferred Stock" shall mean the Series A Preferred Stock, $0.001 par value per share, of the Company.

1.11 "Subsidiary" shall mean any corporation or limited liability company of which at least fifty percent (50%) of the outstanding voting stock or membership interests, as the case may be, is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations.

2. Dividend Rights.

2.1 In each calendar year, the holders of the then outstanding Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefore, noncumulative dividends in an amount equal to any dividends or other Distribution on the Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends in such amount shall have been paid or declared and set apart for payment to the holders of the Series A Preferred Stock simultaneously. Dividends on the Series A Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Series A Preferred Stock by reason of the fact that the Company shall fail to declare or pay dividends on the Series A Preferred Stock, except for such rights or interest that may arise as a result of the Company paying a dividend or making a Distribution on the Common Stock in violation of the terms of this Section 2.

2.2 Participation Rights. Dividends shall be declared pro rata on the Common Stock and the Series A Preferred Stock on a pari passu basis according to the number of votes per share entitled to be voted by such holders at the time of such dividend in accordance with Section 6 hereof.

2.3 Non-Cash Dividends. Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash (other than a Common Stock Dividend), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company; whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company's shareholders (the "Available Funds and Assets") shall be distributed to shareholders in the following manner:

3.1 Series A Preferred Stock. The holders of each share of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock or subsequent series of preferred stock, and in equal preference with any prior series of preferred stock, an amount per share equal to the Original Issue Price of the Series A Preferred Stock plus all declared but unpaid dividends on the Series A Preferred Stock. If upon any liquidation, dissolution or winding up of the Company, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Preferred Stock of their full preferential amount as described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Preferred Stock pro rata, according to the number of outstanding shares of Series A Preferred Stock held by each holder thereof.

3.2 Participation Rights. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series A Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock and Preferred Stock pro rata according to the number and preferences of the shares of Common Stock and Preferred Stock (as converted to Common Stock) held by such holders.

3.3 Merger or Sale of Assets. A reorganization or any other consolidation or merger of the Company with or into any other corporation, or any other sale of all or substantially all of the assets of the Company, shall not be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 3, and the Series A Preferred Stock shall be entitled only to (i) the right provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the General Corporation Law of the State of Nevada and (iii) the rights contained in other Sections hereof.

3.4 Non-Cash Consideration. If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board, except that any securities to be distributed to shareholders in a liquidation, dissolution or winding up of the Company shall be valued as follows:

(a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(i) if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution; and,

(ii) if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the distribution; and

(iii) if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Company.

(b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

4. Redemption. The Company shall not have any redemption rights relating to the Series A Preferred Stock.

5. Notices. Any notices required by the provisions of this Certificate of Designation to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Company.

6. Voting Provisions. Each share of Series A Preferred Stock shall be entitled to sixteen (16) votes on any matter properly brought before the Company's common stockholders for a vote.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series A Preferred Stock to be duly executed by its President and Chief Executive Office and attested to by its Secretary and has caused its corporate seal to be affixed hereto this ___ day of June, 2013.

By: /S/ Gerald E. Sklar
Gerald E. Sklar, President and CEO

By: /S/ David M. Young
David M. Young, Secretary